Exhibit 99.33

May 19, 2004

Foster Wheeler LLC

Perryville Corporate Park

Service Road East 173

Clinton, New Jersey 08809-4000

AMENDMENT NO. 3 TO NO-TRANSFER AGREEMENT

Ladies and Gentlemen:

Reference is made to the No-Transfer Agreement dated April 9, 2004 (as amended by Amendment No. 1 to the No-Transfer Agreement dated May 4, 2004 and Amendment No. 2 to the No-Transfer Agreement dated May 7, 2004, the “No-Transfer Agreement”), among Foster Wheeler Ltd., a Bermuda Company, Foster Wheeler LLC, a Delaware limited liability company (collectively, the “Companies,” and each, individually, a “Company”) and the signatories thereto (collectively the “Security Holders,” and each, individually, a “Security Holder”).  Terms defined in the No-Transfer Agreement are used herein as defined therein.

The Companies have requested that the Security Holders agree to amend the No-Transfer Agreement and the Security Holders are willing to so agree upon the terms and conditions of this Amendment No. 3 to the No-Transfer Agreement (the “Amendment No. 3”).  Accordingly, the parties hereto hereby agree as follows:

Section 1.  Amendments.  Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the No-Transfer Agreement shall be amended as follows:

1.01.  Schedule 1.  Schedule 1 to the No-Transfer Agreement is hereby deleted and replaced in its entirety by Schedule 1 hereto.

1.02.  Definitions.  The following definitions in Section 1 of the No-Transfer Agreement are hereby amended to read in their entirety as follows:

“Exchange Offer” means (i) the offer by Foster Wheeler Ltd. to holders of the Convertible Notes and Robbins Bonds to exchange Common Stock and/ or Preferred Stock for the Convertible Notes and Robbins Bonds, respectively, (ii) the offer by Foster Wheeler Ltd. to holders of the Trust Securities to exchange Common Stock and/ or Preferred Stock for the Trust Securities, and (iii) the offer by Foster Wheeler LLC and Foster Wheeler Ltd. to holders of the 2005 Notes to exchange Common Stock and/ or Preferred Stock and the Rollover Notes for the

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2005 Notes, in each case upon terms substantially as set forth on Schedule 2 to the Extension of Commitments and to be described in the Solicitation Materials.

“Form S-4” means the Registration Statement on Form S-4 of the Companies and certain of their subsidiaries, including the documents incorporated by reference therein, as amended and filed with the Commission.

“Preferred Stock” means the Series B Convertible Preferred Shares of Foster Wheeler Ltd. to be issued in the Restructuring, which shall be optionally convertible into shares of the Common Stock upon the affirmative majority vote of its shareholders to increase the share capital of Foster Wheeler Ltd. as set forth in the Form S-4.

1.03.  The Companies’ Obligations.  Section 2(d) of the No-Transfer Agreement is hereby amended to read in its entirety as follows:

“d.   Each Company shall not, without the prior written consent of each Security Holder: (i) initiate any exchange offer for the Securities, except the Exchange Offer described in the Solicitation Materials, (ii) otherwise seek to restructure or recapitalize, or negotiate or provide confidential information to any Person known by the Company to be contemplating an alternative plan of restructuring or recapitalization with any other party, except through the Restructuring in accordance with the Solicitation Materials and except for discussions with and information provided to the holders of the Robbins Bonds with respect to the possible change in consideration to be delivered to them in connection with the Exchange Offer, or (iii) change any terms or conditions to the Exchange Offer set forth in the Solicitation Materials (including, without limitation, change the terms of the Restructuring in any manner whatsoever that modifies, amends, or alters the treatment of, consideration to or distribution to holders of the 2005 Notes, Convertible Notes, Robbins Bonds, Trust Securities, Common Stock, any other claims or equity interests against or in the Companies, or other Persons).”

1.04.  Termination of Agreement.

(a)  Section 6(a)(i) of the No-Transfer Agreement is hereby amended to read in its entirety as follows:

“(i)          June 9, 2004, if the Form S-4 has not been declared effective by such date;”

(b)  Section 6(a)(ii)(C) is hereby amended by replacing the reference to June 15, 2004 with “July 9, 2004”.

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Section 2.  Conditions.  The amendments set forth in Section 1 hereof shall become effective, as of the date hereof, upon satisfaction of the following conditions:

(a)  Execution of this Amendment No. 3. The execution and delivery of counterparts of this Amendment No. 3 by each of the Companies and each of the Security Holders not later than May 19, 2004; and

(b)  Payment of Fees.  The payment of any outstanding invoices for fees and expenses incurred by Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley & McCloy LLP, with respect to which invoices have been delivered to either of the Companies on or before May 19, 2004.

Section 3.  Miscellaneous.  Except as herein provided, the terms and conditions set forth in the No-Transfer Agreement shall continue unchanged and in full force and effect.  This Amendment No. 3 shall be governed by, and construed in accordance with, the law of the State of New York.

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                                IN WITNESS WHEREOF, each of the parties has caused this Amendment No. 3 to be executed and delivered by its duly authorized officers as of the date first written above.

Very truly yours,

FOSTER WHEELER LTD.

By:	/s/ Thierry Desmaris
Name: Thierry Desmaris
Title: Vice President & Treasurer

FOSTER WHEELER LLC

By:	/s/ Thierry Desmaris
Name: Thierry Desmaris
Title: Treasurer

Security Holder:

Wells Fargo Bank, N.A.

By:	/s/ Peta Swidler
Name: Peta Swidler
Title: Senior Vice President

Security Holder:

Sutter Advisors LLC

By:	/s/ Peta Swidler
Name: Peta Swidler
Title: Senior Vice President

Security Holder:

Merrill Lynch Global Allocation Fund, Inc.

By:	/s/ Dan Chamby
Name: Dan Chamby
Title: Associate Portfolio Manager

Security Holder:

Merrill Lynch International Investment Fund
- MLIIF Global Allocation Fund

By:	/s/ Dan Chamby
Name: Dan Chamby
Title: Associate Portfolio Manager

Security Holder:

Merrill Lynch Variable Series Fund, Inc. -
Merrill Lynch Global Allocation V.I. Fund

By:	/s/ Dan Chamby
Name: Dan Chamby
Title: Associate Portfolio Manager

Security Holder:

Merrill Lynch Series Funds, Inc. - Global
Allocation Strategy Portfolio

By:	/s/ Dan Chamby
Name: Dan Chamby
Title: Associate Portfolio Manager

Security Holder:

Tribeca Investments Ltd.

By:	/s/ Anthony Castano
Name: Anthony Castano
Title: Tribeca Management LLC Authorized Signatory

Security Holder:

Highbridge Capital Corporation

By:	/s/ Andrew Martin
Name: Andrew Martin
Title: Portfolio Manager

Security Holder:

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC

	By:	SVAR/MM, LLC
	Its:	Managing Member
	By:	Tennenbaum Capital Partners, LLC
	Its:	Managing Member
	By:	Tennenbaum & Co., LLC
	Its:	Managing Member

By:	/s/ Mark Holdsworth
Name: Mark K. Holdsworth
Title: Managing Partner

Security Holder:

SPECIAL VALUE BOND FUND II, LLC
	By:	SVIM/MSM II, LLC
	Its:	Managing Member
	By:	Tennenbaum & Co., LLC
	Its:	Managing Member

By:	/s/ Mark Holdsworth
Name: Mark K. Holdsworth
Title: Managing Partner